Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TARGA RESOURCES, INC.

(a Delaware corporation)

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

TARGA RESOURCES, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The present name of the Corporation is “Targa Resources, Inc.”

2. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 26, 2004 pursuant to the DGCL.

3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the DGCL.

4. The text of the Certificate of Incorporation of the Corporation is hereby restated in its entirety to read as follows:

FIRST. The name of the corporation is Targa Resources, Inc. (the “Corporation”).

SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD.

(a) The purpose of the Corporation is to engage in any lawful business or other activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

(b) In furtherance of the foregoing purposes, the Corporation shall have and may exercise all of the rights, powers and privileges granted by the DGCL. In addition, it may do everything necessary, suitable and proper for the accomplishment of any of its corporate purposes.

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, with each share having a par value of $.001.

(a) Each holder of record of common stock of the Corporation shall be entitled to one vote for each share of common stock held by that holder, except that in the election of directors each holder shall be entitled to vote all shares of common stock held by that holder for each nominee for director to be elected and for whose election the holder has a right to vote, without cumulating those votes. Cumulative voting shall not be permitted in the election of directors or otherwise.

(b) Unless otherwise ordered by a court of competent jurisdiction, at all meetings of stockholders a majority in voting power of the outstanding shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

FIFTH. The Corporation shall have perpetual existence.

SIXTH. Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

EIGHTH. The personal liability of each director of the Corporation for monetary damages for breach of fiduciary duties as a director shall be eliminated and limited to the full extent permitted by the laws of the State of Delaware, including without limitation as permitted by the provisions of Section 102(b)(7) of the DGCL and any successor provision, as amended from time to time. No amendment of this Amended and Restated Certificate of Incorporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors under this provision with respect to any act or omission that occurred prior to that amendment or repeal.

NINTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH.

(a) The number of directors of the Corporation shall be fixed and may be altered from time to time as provided in the bylaws of the Corporation. If the number of directors is decreased by resolution of the Board of Directors of the Corporation pursuant to the bylaws, in no case shall the decrease shorten the term of any incumbent director.

(b) A director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. Any newly created directorship resulting from an increase in the number of directors and any other vacancy on the Board of Directors of the Corporation, however caused, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected by one or more directors to fill a newly created directorship or other vacancy shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall have been elected and qualified subject, however, to prior death, resignation, retirement or removal from office.

(c) Advance notice of nominations for the election of directors, other than nominations by the Board of Directors of the Corporation or a committee thereof, shall be given to the Corporation in the manner provided from time to time in the bylaws.

ELEVENTH. The Corporation hereby elects not to be subject to the provisions of Section 203 of the DGCL.

TWELFTH. Holders of the outstanding shares of a class or series shall not be entitled to vote separately as a class or series with respect to any matter, including proposed amendments to this Amended and Restated Certificate of Incorporation (except as expressly provided in this Amended and Restated Certificate of Incorporation) or to the extent required by the DGCL or applicable law. In furtherance of the foregoing, the number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL and without a separate class vote of the common stock.

The undersigned, being the duly elected Chief Executive Officer of the Corporation, for the purpose of amending and restating the Certificate of Incorporation of the Corporation, does make this Certificate, hereby declaring and certifying that this is the act and deed of the Corporation and the facts stated in this Certificate are true, and accordingly has hereunto executed this Amended and Restated Certificate of Incorporation as a duly authorized officer of the Corporation this 1st day of March, 2006.

/s/ Rene R. Joyce
Rene R. Joyce
Chief Executive Officer

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